Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 03/31/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	48%	12/10/96	$8,137,994	3/15/05	$12,000,000	$5,647,340
Avaya	100%	48%	6/24/98	$5,512,472	N/A	N/A	N/A
Cort	SOLD	33%	7/31/98	$6,566,430	9/11/03	$5,770,000	$1,818,114
47320 Kato Road	100%	13%	7/21/98	$8,983,110	N/A	N/A	N/A
360 Interlocken Boulevard	100%	48%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	SOLD	48%	4/1/98	$5,934,250	1/31/07	$4,867,000	$2,271,890
1315 West Century Drive	SOLD	48%	2/13/98	$10,361,070	12/22/06	$8,325,000	$3,908,217
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	December 1996 – December 1997

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	78% to 22%

AMOUNT RAISED	$27,128,912

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended March 31, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund X is in the holding phase of its life cycle. The Fund now owns interests in three assets, having sold the 1315 West Century Drive property in the fourth quarter 2006 and the Iomega property in the first quarter 2007. At this time our focus involves leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

Each of the two recent sales in the Fund provided an opportunity to avoid substantial re-leasing costs at the assets. The 1315 West Century Drive property had been vacant since April 2005, and leasing interest had been minimal. While the Iomega building was leased through 2009, the tenant was not occupying the facility, and re-leasing the asset following the known vacancy would have involved considerable costs, both in terms of re-leasing costs as well as lost revenue during the downtime. As a result of the property sales, the General Partners have announced the next distribution of net sale proceeds of approximately $7,100,000 from the sales of the Alstom Power, 1315 West Century Drive, and Iomega buildings. This distribution is scheduled for the third quarter 2007.

The first quarter 2007 operating distributions were 3.50% (see “Estimated Annualized Yield” table), a slight increase over the prior quarter. We anticipate that operating distributions may decline or remain low in the near-term, given the number of properties that have been sold.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $5,647,340 were allocated to Fund X, and $4,066,886 of these proceeds was included in the November 2005 distribution. The remaining proceeds are included in the net sale proceeds distribution scheduled for the third quarter 2007.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•

The Cort building was sold in September 2003, and net sale proceeds of $1,818,114 have been allocated to the Fund. Of these proceeds, $1,035,000 was distributed to the limited partners in November 2004. The remaining $783,114 was included in the November 2005 distribution.

•	The 47320 Kato Road property is located in Fremont, California, in the Silicon Valley region. TCI International leases the entire building through November 2009.

•

The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008. We have successfully increased the building occupancy to 100%.

•

The Iomega building, located in Ogden, Utah, was sold on January 31, 2007, and net sale proceeds of approximately $2,271,890 were allocated to the Fund. The net sale proceeds distribution scheduled for the third quarter 2007 will include approximately $1,611,330 of these proceeds. The remaining proceeds are being reserved at this time.

•

The 1315 West Century Drive building, located in Louisville, Colorado, was sold on December 22, 2006. Net sale proceeds allocated to the Fund total $3,908,217, and these proceeds are included in the net sale proceeds distribution scheduled for the third quarter 2007.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
PER “A” UNIT	$10	$6.53	N/A	$1.17	$5.51
PER “B” UNIT	$10	$0.00	$3.00	$7.12	$5.12

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	3.50%	—	—	—	—
2006	3.00%	3.00%	2.75%	2.75%	2.88%
2005	4.50%	2.50%	Reserved	3.00%	2.50%
2004	6.75%	4.50%	Reserved	2.00%	3.31%
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%
1999	10.00%	9.24%	9.48%	9.39%	9.53%
1998	4.77%	8.00%	8.25%	10.01%	7.76%
1997	0.00%	0.00%	0.00%	2.72%	0.68%

TAX PASSIVE LOSSES-CLASS “B” PARTNERS

2006	2005		2004	2003	2002	2001
0.01%	-52.34	%**	10.38%	20.56%	13.43%	11.94%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed annual financial report, please refer to

Fund X’s most recent 10-K filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1FACTS07-04 (4549)	© 2007 Wells Real Estate Funds